UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ⌧ Filed by a Party other than the Registrant ◻ Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

⌧	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Southern Missouri Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

⌧	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SOUTHERN MISSOURI BANCORP, INC.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
October 28, 2024

On September 23, 2024, Southern Missouri Bancorp, Inc. (the “Company”) made available to shareholders and filed with the Securities and Exchange Commission (the “SEC”) its Notice of Annual Meeting of Shareholders and Proxy Statement (the “Proxy Statement”) relating to the Company’s 2024 Annual Meeting of Shareholders to be held on October 28, 2024 at 9:00 a.m. local time, or any adjournment of postponement thereof (the “Annual Meeting”).

This Proxy Statement supplement (the “Supplement”) is being provided to correct a ministerial error in the Proxy Statement, regarding the voting standards applicable to certain of the matters to be voted on at the Annual Meeting. Accordingly, the Company is hereby revising the following information in the Proxy Statement:

The third paragraph in the section of the Proxy Statement titled “Voting” on pages 2 and 3 is hereby deleted and replaced with the following:

With regard to the Say on Pay Vote, the approval of the 2024 Omnibus Incentive Plan and the Independent Auditor Proposal, stockholders may vote for or against these proposals or abstain from voting on these proposals. In determining the percentage of shares that have been affirmatively voted on the Say on Pay Vote, the approval of the 2024 Omnibus Incentive Plan and the Independent Auditor Proposal, the affirmative votes must exceed the votes “Against” and “Abstentions” with respect to each proposal. Thus, abstentions will have the same effect as a vote against these proposals and broker non-votes will have no effect on the vote with respect to these proposals. With regard to the Frequency of the Vote on Say on Pay proposal, shareholders may vote for a frequency of one year, two years or three years or abstain from voting on this proposal. Abstentions and broker non-votes will have no effect on the Frequency of the Vote on Say on Pay proposal. The outcome of the Say on Pay Vote and the Frequency of the Vote on Say on Pay proposal is not binding on the Board of Directors.

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This Supplement is being filed with the SEC on, and first made available to shareholders on or about, October 16, 2024. No other changes have been made to the Proxy Statement or to the matters to be considered at the Annual Meeting, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to shareholders in connection with the Annual Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.